Exhibit 10.73

July 4, 2006

JOHN COCKBURN
3640 River Road
Richmond, BC V7C 5M5

Dear John,

Re:            Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies (BC) Inc. (“Bulldog”) is prepared to employ you.

1.             Position and Work Duties

1.01         You will be based in our Corporate Office in Richmond, BC. You will carry out the duties and responsibilities of the position of “Director of Global Sales” as set out in the job description attached as Schedule “A”. Bulldog reserves the right to unilaterally alter your duties and responsibilities as its business needs require. You agree that any changes that may occur pursuant to this clause will not affect or change any other part of this Agreement.

2.             Commencement Date of Employment

2.01         It is acknowledge that your employment in this new position with Bulldog Technologies Inc. commenced July 1, 2006 but that the terms of your employment and your appointment as Director of Global Sales were deferred to this date pending completion of your Resignation Letter and Mutual Release with respect to your prior employment agreement.

2.02         Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence July 1, 2006 and shall continue until June 30, 2007 (the “Term”).

3.             Salary and Benefits

3.01         Subject to the other terms and conditions of this Agreement, Bulldog agrees to pay to you a base salary of $96,000 per year.

3.02         In addition to your base salary, Bulldog will pay to you a commission based upon the commission plan developed by the Executive Team of Bulldog and approved by the Board of Directors.

4.             Vacation

4.01         You will accrue vacation pay and be entitled to vacation in accordance with the Employment Standards Act of British Columbia. You will also be entitled to be paid for all statutory holidays in accordance with the Employment Standards Act of British Columbia. Actual vacation time off will be agreed upon between you and your direct superior or the Chief Executive Officer of Bulldog. In the event that you elect to carry forward unused vacation time, you may do so to a maximum of one year’s unused vacation.

5.             Health and Welfare Benefits

5.01         Bulldog will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by Bulldog or its carriers. Please note that the dental, medical and other benefit plans will be provided in accordance with the formal plan documents or policies, and any issues with respect to entitlement to or payment of benefits under any of these plans will be governed by the terms of such documents or policies establishing the benefit in issue, not the description contained in this Agreement.

5.02         If you are absent from work for more than one month (regardless of the reason), you will be responsible for payment of all of the premiums for any dental, medical and other benefit plans and you agree that Bulldog can deduct your share of the premiums for any dental, medical and other benefit plans from your salary.

5.03         Upon cessation of your employment with Bulldog for any reason, regardless of whether the cessation is voluntary or involuntary or constitutes termination with or without cause or adequate notice:

(a)           you shall cease to participate in any dental, medical and other benefit plans and will not be entitled to any further benefits thereunder; and

(b)           you will be solely responsible for obtaining personal benefit plans to replace any or all dental, medical and other benefit plans, including, without limitation, Medical Services Plan, extended heath insurance, dental insurance and long term disability insurance.

5.04         Bulldog shall grant you sick leave with pay due to illness or injury to you, up to the number of days in your sick leave reserve. Your sick leave reserve is five (5) days per calendar year. You will not be paid for unused sick leave.

5.05         If you are on leave for medical reasons, your duties and responsibilities have been reduced for medical reasons, or in the opinion of Bulldog, you are not physically or mentally capable of performing your position, you agrees that at the request of Bulldog, for the purpose of evaluating the your ability to work, the accommodations required of Bulldog under the Human Rights Code or similar legislation, or Bulldog’s right to terminate your employment under this Agreement, you shall:

(a)           Provide Bulldog with a letter from your medical practitioner regarding your ability to work; and

(b)           If required in the opinion of Bulldog, attend an independent medical examination conducted by a legally qualified medical practitioner, selected by the Bulldog and/or a physical capacity evaluation conducted by a legally qualified medical practitioner or occupational therapist, selected by Bulldog.

You consent to your medical practitioner and/or occupational therapist and the independent medical practitioner and/or occupational therapist selected by Bulldog, as the case may be, providing a detailed report to Bulldog regarding your ability to work. You consent to Bulldog’s collection of your personal information from such medical practitioner and/or occupational therapist. You shall do whatever is reasonably necessary to assist Bulldog, in order to comply with this section of the Agreement. Bulldog shall reimburse you for any reasonable costs incurred in compliance with this Section of the Agreement.

6.             Expenses

6.01         In accordance with policies formulated by Bulldog from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Bulldog within 30 days after the expenses are incurred.

7.             Stock Options

7.01         Upon approval from the Board of Directors, you will be eligible for employee stock options with Bulldog. You agree and acknowledge that the stock options will be issued under and governed by the provisions of Bulldog’s 2004 Stock Option Plan.

7.02         You agree and acknowledge that none of the stock options or the shares of common stock acquired on exercise of the options will be registered under the Securities Act of 1933 or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

8.             Service to Bulldog Technologies Inc.

8.01         During the term of your employment by Bulldog you will well and faithfully serve Bulldog and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Bulldog.

8.02         During the term of your employment by Bulldog you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Bulldog, unless otherwise agreed to in advance in writing by Bulldog.

8.03         You agree that you will adhere to all of Bulldog’s policies, rules, systems and procedures as set out in Bulldog’s Employee Handbook or otherwise. Bulldog reserves the right to change the provisions of any of these at any time.

9.             Confidentiality

9.01         All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Bulldog related to the business and affairs of Bulldog or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the “Confidential Information”), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Bulldog. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than Bulldog, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Bulldog, the

Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

9.02         Any information, technology, technical data or any other thing or documentation whatsoever which you, either by yourself or in conjunction with any third party, have conceived, made, developed, acquired or acquired knowledge of during your employment with Bulldog or which you, either by yourself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively, the “Developments”) during the term of this Agreement or at any time thereafter during which you are employed by Bulldog that is related to the business of designing and supplying security systems for the cargo transportation and storage industry shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of Bulldog. Accordingly, you do hereby irrevocably, exclusively and absolutely assign, transfer and convey to Bulldog in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by you during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. Bulldog shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as Bulldog sees fit.

9.03         You agree that you will execute Bulldog’s form of Confidentiality and Proprietary Rights Agreement and that execution of such agreement is a condition to the effectiveness of this Agreement.

10.           Non-Competition, Non-Solicitation and Return of Property

10.01       You covenant and agree that while employed by the Company and for a period of twelve (12) months thereafter, you will not, without the express written consent of the Company in each instance, either individually or in partnership or jointly or in conjunction with any person as principal, agent, investor, shareholder, director, officer, employee, consultant or in any other manner whatsoever, carry on or be engaged in, lend money to, guarantee the debts or obligations of or permit your name or any part thereof to be used or employed by any person or persons (including, without limitation, any individual, firm, association, syndication, company, corporation or other business enterprise) engaged in or concerned with or interested in any business or any part thereof which is the same as or competitive with that of the Company anywhere in Canada or the United States. For the purposes of this section businesses the same as or competitive with the Company are those businesses that supply security systems for the cargo transportation and storage industry.

10.02       You covenant and agree with Bulldog that during the term hereof and for a period of twelve (12) months thereafter, you will not:

(a)           solicit or entice, or attempt to solicit or entice, either directly or indirectly, any supplier, contractor, consultant, customer or prospective customer of Bulldog as at the date of termination of this Agreement, to become a supplier, contractor, consultant, or customer of any business or enterprise that competes with Bulldog, or

(b)           solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of Bulldog as at the date of termination of this Agreement, to become an employee of any business or enterprise that competes with Bulldog.

10.03       You understand and agree that Bulldog will suffer irreparable harm in the event that Bulldog breaches any of the obligations under this agreement and that monetary damages will be inadequate to compensate Bulldog for the breach. Accordingly, you agree that, in the event of a breach or threatened breach by you of any of the provisions of this Agreement, Bulldog, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by you, or by any or all of your partners, co-venturers, employers, employees, servants, agents, representatives or any and all persons directly or indirectly acting for, on behalf of or with you. Furthermore, the existence of any claim or cause of action by you against Bulldog, whether predicated on this Agreement or otherwise, will not constitute a defence to the enforcement by Bulldog of the covenants or restrictions provided in this Agreement.

10.04       You agree that if you violate any of the covenants or agreements under this Agreement, Bulldog will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which you directly or indirectly realized or may realize relating to, growing out of, or in connection with any violations. Such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Bulldog is or may be entitled at law or in equity or otherwise under this Agreement. You agree to hold harmless and indemnify Bulldog against and in respect of:

(a)           any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by you of any warranty, covenant or agreement made or contained in this Agreement; and

(b)           any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable lawyer’s fees) incidental to the foregoing.

10.05       You have carefully read and considered the provisions of this Section 10 and, having done so, agree that the restrictions set forth in this Section 10 are fair and reasonable and are reasonably required for the protection of the interests of Bulldog and its business, officers, directors and employees. You further agree that the restrictions set forth in this Agreement shall not impair your ability to secure employment within the field or fields of your choice including, without limitation, those areas in which you are, are to be, or have been employed by Bulldog.

10.06       Upon the termination of your employment with Bulldog for any reason, you shall deliver to Bulldog all property belonging to Bulldog, including, without limitation:

(a)           any keys, security cards, passwords, devices, records, data, notes, reports, proposals, sketches, drawings, memoranda, client lists, correspondence, materials, equipment or other documents or property, and any copies or reproductions thereof, which may have come into your possession during the course of your employment with Bulldog,

(b)           any items of any nature created by you in the course of your employment, whether completed or not;

(c)           any communications or documentation transmitted by, received from, or stored in Bulldog’s computer, email or voicemail systems, regardless of any personal content; and

(d)           any Confidential Information.

11.           Termination

11.01       Bulldog may terminate your employment in the event of “cause” at any time before the end of the Initial Term or any renewal term of this Agreement without notice or payment in lieu of notice. For the purposes of this Agreement, “cause” includes but is not limited to:

(a)           any material breach of the provisions of this Agreement by you;

(b)           in the opinion of Bulldog, poor performance by you after being advised as to the standard required;

(c)           failing to work full-time on the business of Bulldog for any reason other than disability;

(d)           dereliction of duty;

(e)           dishonesty;

(f)            fraud, misrepresentation or the acts of moral turpitude;

(g)           any intentional or grossly negligent disclosure of any Confidential Information by you;

(h)           any improper use of Bulldog’s property, including without limitation, use of Bulldog’s computer systems to access sexually explicit material;

(i)            violation of any local, provincial or federal statute by you, including, without limitation, an act of dishonesty such as embezzlement or theft, whether committed during the course of or in relation to your employment with Bulldog or otherwise unless such termination would be in contravention of the Human Rights Code or other applicable legislation, if any;

(j)            conduct by you that, in the opinion of Bulldog, is materially detrimental to the business or financial position of Bulldog; and

(k)           any and all omissions, commissions or other conduct which would constitute cause at law.

11.02       In the event of termination or resignation on or before expiry of the Initial Term or during any renewal term, the following termination and resignation provisions apply to your agreement with Bulldog:

(a)           you may resign on giving to Bulldog four weeks’ prior written notice of the effective date of your resignation;

(b)           on receipt of your four weeks’ notice of resignation, Bulldog may elect to pay you four weeks’ base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment;

(c)           in the event that your employment is terminated by Bulldog other than for cause, as defined in paragraph 11.01 of this Agreement, you shall be entitled to four weeks’ notice of termination or at the option of Bulldog the payment of four weeks’ base salary in lieu of notice, provided that if the minimum statutory requirements as of the date of termination provide a greater benefit than provided in this Section, then such statutory requirements will replace the payments contemplated under this Section;

(d)           if Bulldog provides you payment in lieu of notice, such payment shall: (i) include all entitlement to either notice or payment in lieu of notice and severance pay under the Employment Standards Act of British Columbia or other applicable legislation; and (ii) be subject to all tax withholdings and statutory deductions required by law and may be provided in regular semi-monthly instalments, save and except for that portion of the payment in lieu which is required to be provided pursuant to the Employment Standards Act of British Columbia or other applicable legislation, if any;

(e)           the notice and severance benefits set out above are inclusive of and are not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation; and

(f)            it is agreed that in the event of the termination of your employment that neither you nor Bulldog shall be entitled to any notice or payment in excess of that specified above.

11.03       In the absence of termination under the terms of this Agreement, your employment with Bulldog will terminate on the expiry of the Initial Term, subject to the renewal provisions contained in this Agreement.

11.04       By providing the payment as set out in this Agreement, Bulldog shall be released from all salary and severance obligations owing or becoming owed to you arising out of this Agreement, your employment or your termination.

12.           Law of the Contract

12.01       Any dispute relating to the terms of this Agreement will be resolved pursuant to the laws of the province of British Columbia.

13.           Assignment of Rights

13.01       The rights which accrue to Bulldog under this Agreement shall pass to its successors or assigns, including any corporation or other business organization with which it may merge or consolidate or to which it may transfer substantially all of its assets. Your rights under this Agreement are not assignable or transferable in any manner.

14.           Severability

14.01       In the event that any provision of this Agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this Agreement which will continue to be in full force and effect.

15.           Waiver

15.01       The waiver by either you or Bulldog of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

16.           Entire Agreement

16.01       This Agreement, including any Schedules referred to in this Agreement, contains the final and entire understanding and agreement between you and Bulldog with respect to the terms and conditions of your employment addressed in this Agreement. There are no representations, warranties, guarantees, promises or agreements other than those set out in this Agreement.

17.           Modification

17.01       No modification or amendment of this Agreement shall be binding on you or Bulldog unless witnessed in writing and duly executed by you and Bulldog.

If you are prepared to accept employment with Bulldog on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this Agreement where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours truly,

Bulldog Technologies Inc.
/s/ Kim Leiske
Kim Leiske, VP Sales and Marketing

ACCEPTED AND AGREED TO THIS 4th DAY OF July     , 2006, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ John Cockburn
John Cockburn